Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
October 20, 2004	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Strong Third-Quarter Results

CAMBRIDGE, Mass. – Genzyme Corp. (Nasdaq: GENZ) reported today that its third-quarter revenue grew 30 percent compared with the same period a year ago, rising to $569.2 million from $437.0 million.  This increase was driven by growth across the company’s diversified range of innovative healthcare products and services.

GAAP net income for the third quarter was $97.8 million, or $0.42 per diluted share, compared with a net loss of $95.7 million, or $0.43 per diluted share, for the same quarter last year.

Excluding amortization and special items, net income increased 37 percent to $115.9 million, or $0.49 per diluted share, from $84.6 million, or $0.37 per diluted share, in the third quarter last year.  Amortization amounted to $27.7 million, or $0.07 per diluted share.  Earnings before amortization exceeded Genzyme’s guidance of $0.42-$0.44 per share due to higher product sales, expense control, and the delay in the expected closing of the company’s merger with ILEX Oncology Inc. from the third to the fourth quarter.

“We had another very strong quarter and are comfortable that we will reach the high end of our earnings guidance of $1.65-$1.75 per share for this year,” said Henri A. Termeer, chairman and chief executive of Genzyme Corp.  “These results lead us to

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reiterate our goal for earnings growth of approximately 20 percent for 2005, despite the near-term dilutive impact of the ILEX merger.  We continue to focus on building and investing in the company so that we can grow at a sustainable rate into the future.”

Selling, general and administrative expenses in the third quarter totaled $147.9 million.  SG&A spending was down from the second quarter of this year, reflecting efficiencies gained in the integration of SangStat Medical Corp., IMPATH Inc.’s oncology testing unit, and the consolidation of Genzyme’s former tracking stocks.

Research and development spending totaled $92.2 million.  Compared with previous quarters, spending was down as a percentage of revenue, primarily for two reasons.  First, Genzyme began capitalizing the costs associated with manufacturing inventory of Myozyme® (alglucosidase alfa), its product in late-stage development for Pompe disease.  Second, the company deferred spending on certain early stage R&D programs during the third quarter in anticipation of adding several oncology programs from ILEX.

The gross margin for the quarter was 73 percent, consistent with recent quarters.   Genzyme has been able to absorb the shift in its overall product mix with continued margin improvements for certain products.

Genzyme ended the third quarter with $823.4 million in cash and marketable securities.

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Product Revenues

Revenues are grouped within six areas: Renal, Therapeutics, Biosurgery, Transplant, Diagnostics/Genetics, and Other.

Within the Renal area, revenue for Renagel® (sevelamer hydrochloride) grew 24 percent to $93.3 million, up from $75.5 million in the third quarter last year.  Revenue includes product sales, royalties, and sales of bulk sevelamer.  Renagel, a phosphate binder for patients with end-stage renal disease, is well-positioned competitively, and its sales and margins continue to expand.

Genzyme is working to accelerate access to Renagel for the approximately 30 percent of U.S. dialysis patients who lack an oral drug benefit, primarily those covered by Medicare.  The company recently launched the Renagel REACH Program, which will provide access to Renagel for Medicare beneficiaries significantly earlier than they would obtain coverage through new Medicare prescription benefits that take effect in 2006.  Under Genzyme’s program, Medicare beneficiaries are eligible to receive Renagel for either $5 or $25 per month, depending on income, by using a participating Medicare-approved drug discount card.  As the REACH program takes effect, the number of prescriptions for Renagel is expected to increase, though this will not result in a corresponding increase in revenue given the substantial discounts offered by the program through 2005.

Therapeutics revenues increased 27 percent for the third quarter, rising to $282.4 million from $222.6 million in the same quarter a year ago.

Within the Therapeutics area, sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease were $58.0 million, up 170 percent from $22.1 million in the same quarter last year.  U.S. sales increased to $21.9 million in the third quarter, and sales outside the U.S. reached $36.1 million.  The product is experiencing

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fast growth in the United States and Japan, where it was launched relatively recently.  In Europe, the number of patients on therapy continues to increase steadily three years into Fabrazyme’s introduction there.

Genzyme will meet soon with the FDA to discuss the successfully completed Phase 4 study designed to verify the clinical benefit of Fabrazyme.  Genzyme released positive top-line results from this study last month, and the full results will be presented at three scientific meetings this month.  The company plans to file a BLA supplement with the FDA early next year to obtain labeling changes that incorporate the findings of this study, and it will also provide the study results to regulatory authorities in Europe and certain other regions to fulfill post-approval commitments.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $208.4 million in the third quarter, up 10 percent from $189.2 million in the same period a year ago.  Cerezyme sales continue to decrease as a proportion of Genzyme’s revenue, underscoring the benefits of diversification.  In the third quarter, they represented 37 percent of revenue, down from 46 percent in the same period two years ago.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I were $10.3 million in the third quarter, compared with $3.4 million in the same quarter last year.  Aldurazyme sales are not included within Genzyme’s revenues because the company is commercializing the product through a joint venture with BioMarin Pharmaceutical Inc.

Genzyme remains on track to submit a marketing application in the European Union in December for Myozyme for the treatment of Pompe disease.  The company plans to submit marketing applications in the United States and Japan next year.  Nearly 90 Pompe patients are currently receiving Myozyme in clinical studies or through Genzyme’s expanded access program.  Patients in France will soon begin receiving Myozyme under the temporary authorization program (ATU) supported by the French government.  Governments in several other European countries have provided access to Myozyme through similar pre-approval mechanisms.

Earlier in October, a committee of the American College of Medical Genetics met to begin developing treatment guidelines for Pompe disease.  These guidelines are expected to be published early next year and will play an important role in building awareness of this ultra-orphan disease among physicians.

Sales of Thyrogen® (thyrotropin alfa for injection) increased 35 percent to $15.4 million, compared with $11.4 million in last year’s third quarter.  Genzyme plans to file

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an NDA supplement in the fourth quarter seeking U.S. approval to market Thyrogen for use in the ablation of thyroid cancer remnants.

Revenue for the Biosurgery business unit was $56.8 million for the third quarter, compared with revenue of $59.4 million for the third quarter a year ago.

Sales of the Biosurgery unit’s largest product, Synvisc® (hylan G-F 20), which is used to treat knee pain from osteoarthritis, were $24.6 million in the quarter, compared with $29.8 million in last year’s third quarter, primarily because of competitive pressures in the U.S. market.  Synvisc continues to be an important product in Genzyme’s portfolio, and the company believes Synvisc has excellent growth potential within the expanding global market for products to treat the pain associated with osteoarthritis of the knee and eventually other joints.

Revenue for the Transplant unit was $41.3 million for the third quarter.  Genzyme began working in this medical area when it acquired SangStat near the end of the third quarter last year.  Combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocite-globulin, equine), were $28.3  million in the quarter.  These products are used in kidney transplant procedures.

Revenue for Genzyme’s Diagnostics/Genetics business grew 66 percent to $77.6 million, up from $46.6 million in last year’s third quarter.  Within this area, revenue for diagnostic testing services reached $55.9 million, more than double revenue of $25.5 million in the third quarter last year.  This increase was driven largely by the addition of IMPATH’s oncology testing business.  Genetic testing revenues grew significantly despite being affected by the severe weather in the Southeast, which temporarily closed hospitals and physician offices served by Genzyme’s laboratories.

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Other revenue—including sales of WelChol® (colesevelum hydrochloride) and pharmaceutical intermediates—totaled $17.9 million in the third quarter, compared with $25.6 million for the same period last year.

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About Genzyme

Genzyme Corp. is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases.  The company’s broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme’s commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need.  More than 6,400 Genzyme employees in offices around the globe serve patients in over 80 countries.  Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

Safe-Harbor Statement

This press release contains forward-looking statements, including statements regarding fiscal year 2004 and 2005 earnings guidance, the expected financial impact of the ILEX merger, plans to seek labeling changes in the U.S. for Fabrazyme, presentation of clinical trial results for Fabrazyme, filing of an NDA supplement seeking U.S. approval to market Thyrogen for use in the ablation of thyroid cancer and the timing thereof, Synvisc growth potential, submission of marketing applications to various regulatory authorities for Myozyme and the timing thereof, anticipated publication of treatment guidelines related to Pompe disease and other statements regarding Genzyme’s future performance and strategy.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to consummate the ILEX merger and it’s ability to successfully integrate that business; Genzyme’s ability successfully to complete preclinical and clinical development of its product candidates, including Myozyme; Genzyme’s ability to expand the use of current products in existing and new indications, including Renagel, Synvisc, Thymoglobulin and Thyrogen; Genzyme’s ability to maintain and obtain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the accuracy of Genzyme’s estimates regarding patient populations; Genzyme’s success in marketing its products and services against new and existing competitive products and services; the availability and amount of reimbursement for Genzyme’s products and services from third-party payors; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme’s products

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and services; and the other factors described in Genzyme’s periodic filings with the Securities and Exchange Commissions. Please see the disclosure under the heading “Factors Affecting Future Operating Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending June 30, 2004, for a more complete discussion of these and other risk factors. Furthermore, in the past Genzyme has engaged in acquisitions and capital raising transactions.  The financial guidance included in this press release does not reflect the potential impact of any mergers and acquisitions or financing activity beyond what Genzyme has publicly announced prior to October 20, 2004. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of October 20, 2004, and Genzyme undertakes no obligation to update or revise the statements.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s third quarter 2004 financial results. If you would like to participate in the call, please dial 719-457-2642.  A replay of this call will be available from 2:30 p.m. Eastern today through midnight on October  27 by dialing 719-457-0820.  Please refer to reservation number 205889.  This call will also be Webcast live on the investor events section of www.genzyme.com.

Upcoming Events

Genzyme will report its fourth-quarter and year-end financial results on February 17, 2005.  If you would like to participate in the 11:00 a.m. Eastern conference call, please dial 719-457-2642.   Please check www.genzyme.com one week prior to the reporting date for any changes to this information.

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GENZYME GENERAL (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004(1)	2003(1)	2004(1)	2003(1)

Total revenues	$569,229	$436,978	$1,610,068	$1,098,686

Operating costs and expenses:
Cost of products and services sold	154,859	114,863	424,689	289,577
Selling, general and administrative	147,886	127,340	443,956	307,789
Research and development	92,188	82,974	284,374	198,137
Amortization of intangibles	27,657	19,267	81,147	38,876
Purchase of in-process research and development (2)	—	158,000	—	158,000
Charge for impaired assets (3)	—	7,996	—	7,996
Total operating costs and expenses	422,590	510,440	1,234,166	1,000,375
Operating income (loss)	(146,639)	(73,462)	375,902	98,311

Other income (expenses):
Equity in loss of equity method investments	(4,362)	(5,503)	(12,467)	(14,501)
Minority interest	1,589	—	3,715	—
Gain (loss) on investments in equity securities	(2,706)	1,183	(2,282)	(2,437)
Other	(19)	(338)	(733)	1,216
Investment income	4,566	11,422	17,845	34,761
Interest expense (4)	(5,429)	(4,382)	(33,250)	(12,987)
Total other income (expenses)	(6,361)	2,382	(27,172)	6,052
Income (loss) before income taxes	(140,278)	(71,080)	348,730	104,363
Provision for income taxes	(42,479)	(24,653)	(104,861)	(67,382)
Net income (loss)	$(97,799)	$(95,733)	$243,869	$36,981

Allocated to Genzyme Stock (1):
Net income (loss)	$(97,799)	$(95,733)	$243,869	$24,841
Tax benefit allocated from Genzyme Biosurgery	—	—	—	8,720
Tax benefit allocated from Genzyme Molecular Oncology	—	—	—	3,420
Net income (loss) allocated to Genzyme Stock	$(97,799)	$(95,733)	$243,869	$36,981

Net income (loss) per share of Genzyme Stock:
Basic	$(0.43)	$(0.43)	$1.08	$0.17

Diluted (5,6)	$(0.42)	$(0.43)	$1.05	$0.17

Weighted average shares outstanding:
Basic	228,156	222,000	226,815	217,801

Diluted (5,6)	234,720	222,000	232,727	223,972

(1)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(2)          Represents a charge for in-process research and development of $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)          Represents an impairment charge of $(7,996)K recorded in September 2003 to write down the assets related to our FocalSeal business.

(4)          In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Interest expense for the nine months ended September 30, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(5)          Net income per share on a diluted basis and weighted average shares-diluted for the three and nine months ended September 30, 2004 include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, but exclude:  (i) for the three months ended September 30, 2004, the assumed conversion of our convertible notes; and (ii) for the nine months ended September 30, 2004, the assumed conversion of our convertible notes and debentures because the conditions for conversion in each such period had not been met.

(6)          Net loss per share on a diluted basis and weighted average shares-diluted for the three months ended September 30, 2003 exclude:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock because the effect would be anti-dilutive due to our net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of our convertible debentures because the conditions for conversion had not been met.  Net income per share for the nine months ended September 30, 2003 includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock but excludes the potentially dilutive effect of the assumed conversion of our convertible debentures because the conditions for conversion had not been met.

GENZYME GENERAL (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30, 2004 (1)	December 31, 2003 (1)

Cash and all marketable securities (2)	$823,446	$1,227,460
Other current assets	990,570	909,490
Property, plant and equipment, net	1,231,775	1,151,133
Intangibles, net	1,669,358	1,517,791
Other assets	196,116	198,654
Total assets	$4,911,265	$5,004,528

Current liabilities	$526,189	$392,025
Noncurrent liabilities (2)	1,072,245	1,676,091
Stockholders’ equity	3,312,831	2,936,412
Total liabilities and stockholders’ equity	$4,911,265	$5,004,528

(1)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.

(2)          In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Upon redemption, we also recorded a non-cash charge of $5.3 million to interest expense to write off the unamortized debt fees associated with these debentures.

GENZYME GENERAL

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended September 30, 2004

(Amounts in thousands, except per share data)

	NON-GAAP
	Before	Sangstat		NON-GAAP
	Gains (Charges)	Acquisition-Related		Before Effect	Effect of	GAAP
	& Amortization	Costs	Amortization	of FIN 46	FIN 46	As Reported
Income Statement Classification:

Total revenue	$569,229			$569,229		$569,229

Cost of products and services sold	$(153,808)	$(1,051)		$(154,859)		$(154,859)

Selling, general and administrative	$(147,754)			$(147,754)	$(132)	$(147,886)

Research and development	$(89,143)			$(89,143)	$(3,045)	$(92,188)

Amortization of intangibles	$—		$(27,657)	$(27,657)		$(27,657)

Equity in loss of equity method investments	$(5,950)			$(5,950)	$1,588	$(4,362)

Minority interest	$—			$—	$1,589	$1,589

Gain (loss) on investments in equity securities	$(2,706)			$(2,706)	$—	$(2,706)

Investment income	$4,566			$4,566	$—	$4,566

Interest expense	$(5,429)			$(5,429)	$—	$(5,429)

Summary:

Pretax profit	$168,986	$(1,051)	$(27,657)	$140,278	$—	$140,278

Provision for income taxes	(53,044)	387	10,178	$(42,479)	$—	$(42,479)

Net income allocated to Genzyme General Stock	$115,942	$(664)	$(17,479)	$97,799	$—	$97,799

Net income per share of Genzyme General Stock:
Basic	$0.51	$(0.00)	$(0.08)	$0.43	$—	$0.43

Diluted	$0.49	$(0.00)	$(0.07)	$0.42	$—	$0.42

Weighted average shares outstanding:
Basic	228,156	228,156	228,156	228,156	228,156	228,156

Diluted	234,720	234,720	234,720	234,720	234,720	234,720

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q3-04
						vs.
						Q3-03			YTD
	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	Q3-04(1)	% B/(W)	FY 2002	FY 2003(1)	09/30/04(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$75,468	$81,465	$83,523	$87,617	$93,308	24%	$156,864	$281,701	$264,448
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	75,468	81,465	83,523	87,617	93,308	24%	156,864	281,701	264,448
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	75,468	81,465	83,523	87,617	93,308	24%	156,864	281,701	264,448

Therapeutics
Cerezyme enzyme	189,223	192,683	202,970	209,371	208,378	10%	619,184	733,817	620,719
Fabrazyme enzyme	21,452	31,889	38,103	49,620	57,996	170%	26,101	80,617	145,719
Thyrogen hormone	11,405	12,529	13,997	16,298	15,428	35%	28,270	43,438	45,723
Other Therapeutics	499	448	39	1,193	575	15%	871	1,802	1,807
Total Therapeutics product and service revenue	222,579	237,549	255,109	276,482	282,377	27%	674,426	859,674	813,968
Therapeutics R&D revenue	—	—	—	—	—		834	1	—
Total Therapeutics	222,579	237,549	255,109	276,482	282,377	27%	675,260	859,675	813,968

Transplant
Thymoglobulin/Lymphoglobuline	4,898	25,055	25,012	25,260	28,342	479%	—	29,953	78,614
Other Transplant	2,421	11,946	11,222	11,235	12,669	423%	—	14,367	35,126
Total Transplant product and service revenue	7,319	37,001	36,234	36,495	41,011	460%	—	44,320	113,740
Transplant R&D revenue	—	—	—	—	261		—	—	261
Total Transplant	7,319	37,001	36,234	36,495	41,272	464%	—	44,320	114,001

Biosurgery
Synvisc viscosupplementation product and services	29,754	25,825	22,363	27,520	24,630	(17)%	—	55,579	74,513
Sepra products	11,951	14,008	14,212	15,579	15,085	26%	—	25,959	44,876
Other Biosurgery	12,969	13,003	10,807	14,178	16,814	30%	12,828	32,414	41,799
Total Biosurgery product and service revenue	54,674	52,836	47,382	57,277	56,529	3%	12,828	113,952	161,188
Biosurgery R&D revenue	4,721	406	321	2,302	227	(95)%	—	5,127	2,850
Total Biosurgery	59,395	53,242	47,703	59,579	56,756	(4)%	12,828	119,079	164,038

Diagnostics/Genetics
Diagnostic Products	21,116	21,722	23,370	22,917	21,667	3%	83,065	88,588	67,954
Genetic Testing	25,530	26,736	28,744	48,809	55,915	119%	89,745	102,147	133,468
Total Diagnostics/Genetics product and service revenue	46,646	48,458	52,114	71,726	77,582	66%	172,810	190,735	201,422
Diagnostic/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	46,646	48,458	52,114	71,726	77,582	66%	172,810	190,735	201,422

Other
Other product and service revenue	21,487	16,242	14,784	16,444	15,935	(26)%	57,084	71,710	47,163
Other R&D revenue	4,084	2,174	1,784	1,245	1,999	(51)%	5,339	7,597	5,028
Total Other	25,571	18,416	16,568	17,689	17,934	(30)%	62,423	79,307	52,191
Total revenues	$436,978	$476,131	$491,251	$549,588	$569,229	30%	$1,080,185	$1,574,817	$1,610,068

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q3-04
						vs.
						Q3-03			YTD
	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	Q3-04(1)	% B/(W)	FY 2002	FY 2003(1)	09/30/04(1)
Revenues:
Total product and service revenue	$428,173	$473,551	$489,146	$546,041	$566,742	32%	$1,074,012	$1,562,092	$1,601,929
Total R&D revenue	8,805	2,580	2,105	3,547	2,487	(72)%	6,173	12,725	8,139
Total revenues	436,978	476,131	491,251	549,588	569,229	30%	1,080,185	1,574,817	1,610,068

Total product and service gross profit	313,310	344,159	362,184	403,173	411,883	31%	808,194	1,143,123	1,177,240

SG&A expense	127,340	147,606	143,220	152,850	147,886	(16)%	323,683	455,395	443,956

R&D expense	82,974	97,588	92,816	99,370	92,188	(11)%	230,043	295,725	284,374

Amortization of intangibles	19,267	25,844	26,245	27,245	27,657	(44)%	38,998	64,720	81,147

Purchase of in-process research and development (2)	158,000	—	—	—	—	100%	—	158,000	—

Charge for impaired assets (3)	7,996	—	—	—	—	100%	13,986	7,996	—

Operating income (loss)	(73,462)	75,701	102,008	127,255	146,639	300%	207,657	174,012	375,902

Other income (expenses):
Equity in loss of equity method investments	(5,503)	(2,242)	(3,831)	(4,274)	(4,362)	21%	(16,858)	(16,743)	(12,467)
Minority interest	—	2,232	1,162	964	1,589		—	2,232	3,715
Gain (loss) on investments in equity securities	1,183	1,236	353	71	(2,706)	(329)%	(14,497)	(1,201)	(2,282)
Gain on sale of product line (4)	—	1,709	—	—	—		—	1,709	—
Other	(338)	(222)	(324)	(390)	(19)	94%	(152)	994	(733)
Investment income	11,422	7,551	7,676	5,603	4,566	(60)%	48,944	42,312	17,845
Interest expense (5)	(4,382)	(9,393)	(10,326)	(17,495)	(5,429)	(24)%	(17,847)	(22,380)	(33,250)

Income (loss) before income taxes	(71,080)	76,572	96,718	111,734	140,278	297%	207,247	180,935	348,730

Provision for income taxes	(24,653)	(19,270)	(28,824)	(33,558)	(42,479)	(72)%	(56,516)	(98,792)	(104,861)

Division net income (loss) before allocated tax benefits	(95,733)	57,302	67,894	78,176	97,799	202%	150,731	82,143	243,869

Allocated tax benefits	—	—	—	—	—		27,795	12,140	—

Net income (loss) allocated to Genzyme Stock (1)	$(95,733)	$57,302	$67,894	$78,176	$97,799	202%	$178,526	$94,283	$243,869

Net income (loss) per share of Genzyme Stock-diluted (1,6)	$(0.43)	$0.25	$0.29	$0.34	$0.42	198%	$0.81	$0.41	$1.05

Weighted average shares outstanding-diluted (6)	222,000	229,970	231,917	231,544	234,720	6%	219,388	232,727	232,727

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	Q3-04(1)	FY 2002	FY 2003(1)	09/30/04(1)
Total product and service revenue	$428,173	$473,551	$489,146	$546,041	$566,742	$1,074,012	$1,562,092	$1,601,929
As a % of total product and service revenue:
Renagel (including Sevelamer)	17%	17%	17%	16%	16%	15%	18%	16%
Cerezyme enzyme	44%	41%	41%	38%	37%	58%	47%	39%
Fabrazyme enzyme	5%	7%	8%	9%	10%	2%	5%	9%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	1%	5%	5%	5%	5%	0%	2%	5%
Synvisc viscosupplementation product and services	7%	5%	5%	5%	4%	0%	3%	4%
Sepra products	3%	3%	3%	3%	3%	0%	2%	3%
Diagnostics/Genetics	11%	10%	11%	13%	14%	16%	12%	13%
Other	9%	9%	7%	8%	8%	6%	8%	8%

Total product and service gross margin	73%	73%	74%	74%	73%	75%	73%	73%

Total revenues	$436,978	$476,131	$491,251	$549,588	$569,229	$1,080,185	$1,574,817	$1,610,068

SG&A expense as % of total revenue	29%	31%	29%	28%	26%	30%	29%	28%
R&D expense as % of total revenue	19%	20%	19%	18%	16%	21%	19%	18%
Operating income (loss) as % of total revenue	(17)%	16%	21%	23%	26%	19%	11%	23%

Provision for income taxes as % of profit (loss) before tax	(35)%	25%	30%	30%	30%	14%	48%	30%

	9/30/03(7)	12/31/03(7)	03/31/04(7)	06/30/04(7)	09/30/04(7)	12/31/02	12/31/03(7)	09/30/04(7)
Balance sheet trends:
Cash and all marketable securities	$869,912	$1,227,460	$1,235,859	$657,047	$823,446	$1,149,145	$1,227,460	$823,446
Other current assets	842,180	909,490	907,286	944,828	990,570	633,501	909,490	990,570
Property, plant and equipment, net	926,569	1,151,133	1,156,083	1,202,580	1,231,775	749,840	1,151,133	1,231,775
Intangibles, net	1,537,571	1,517,791	1,537,411	1,698,415	1,669,358	933,360	1,517,791	1,669,358
Other assets	151,084	198,654	208,805	201,885	196,116	89,955	198,654	196,116
Total assets	$4,327,316	$5,004,528	$5,045,444	$4,704,755	$4,911,265	$3,555,801	$5,004,528	$4,911,265

Current liabilities	$735,976	$392,025	$922,995	$497,503	$526,189	$274,872	$392,025	$526,189
Noncurrent liabilities	815,637	1,676,091	1,082,140	1,083,563	1,072,245	695,045	1,676,091	1,072,245
Stockholders’ equity	2,775,703	2,936,412	3,040,309	3,123,689	3,312,831	2,585,884	2,936,412	3,312,831
Total liabilities and stockholders’ equity	$4,327,316	$5,004,528	$5,045,444	$4,704,755	$4,911,265	$3,555,801	$5,004,528	$4,911,265

Notes:

(1)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(2)          Represents a charge for the purchase of in-process research and development of $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)          Includes impairment charges of $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business and $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts.

(4)          Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to the Biosurgery division.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)          In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Interest expense for the three months ended June 30, 2004 and nine months ended September 30, 2004 include charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)          For all periods except Q3-03 and Q3-04, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock but excludes the dilutive effect of the assumed conversion of our convertible subordinated notes and debentures because the conditions for conversion had not been met.

In Q3-03, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock because the effect would be anti-dilutive due to the net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures because the conditions for conversion had not been met.

In Q3-04, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock but excludes the potentially dilutive effect of the assumed conversion of our convertible notes because the conditions for conversion had not been met.

(7)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.

GENZYME CORPORATION

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Total revenues	$569,229	$436,978	$1,610,068	$1,237,740

Operating costs and expenses:
Cost of products and services sold	154,859	114,863	424,689	346,252
Selling, general and administrative	147,886	127,340	443,956	372,371
Research and development	92,188	82,974	284,374	237,668
Amortization of intangibles	27,657	19,267	81,147	54,413
Purchase of in-process research and development (1)	—	158,000	—	158,000
Charge for impairment of goodwill (2)	—	—	—	102,792
Charge for impaired assets (3)	—	7,996	—	10,894
Total operating costs and expenses	422,590	510,440	1,234,166	1,282,390
Operating income (loss)	146,639	(73,462)	375,902	(44,650)

Other income (expenses):
Equity in loss of equity method investments	(4,362)	(5,503)	(12,467)	(14,501)
Minority interest	1,589	—	3,715	—
Gain (loss) on investments in equity securities	(2,706)	1,183	(2,282)	(2,437)
Loss on sale of product line (4)	—	—	—	(29,367)
Other	(19)	(338)	(733)	1,181
Investment income	4,566	11,422	17,845	35,464
Interest expense (5)	(5,429)	(4,382)	(33,250)	(17,207)
Total other income (expenses)	(6,361)	2,382	(27,172)	(26,867)
Income (loss) before income taxes	140,278	(71,080)	348,730	(71,517)
Provision for income taxes	(42,479)	(24,653)	(104,861)	(53,377)
Net income (loss)	$97,799	$(95,733)	$243,869	$(124,894)

Net income (loss) per share:
Allocated to Genzyme Stock (6):
Net income (loss)	$97,799	$(95,733)	$243,869	$24,841
Tax benefit allocated from Genzyme Biosurgery	—	—	—	8,720
Tax benefit allocated from Genzyme Molecular Oncology	—	—	—	3,420
Net income (loss) allocated to Genzyme Stock	$97,799	$(95,733)	$243,869	$36,981

Net income (loss) per share of Genzyme Stock:
Basic	$0.43	$(0.43)	$1.08	$0.17

Diluted (7,8)	$0.42	$(0.43)	$1.05	$0.17

Weighted average shares outstanding:
Basic	228,156	222,000	226,815	217,801

Diluted (7,8)	234,720	222,000	232,727	223,972

Allocated to Biosurgery Stock (6):
Net loss	—	—	—	$(166,656)
Allocated tax benefit	—	—	—	14,005
Net loss allocated to Biosurgery Stock	—	—	—	$(152,651)

Net loss per share of Biosurgery Stock - basic and diluted:				$(3.76)

Weighted average shares outstanding	—	—	—	40,630

Allocated to Molecular Oncology Stock (6):
Net loss allocated to Molecular Oncology Stock	—	—	—	$(9,224)

Net loss per share of Molecular Oncology Stock - basic and diluted	—	—	—	$(0.54)

Weighted average shares outstanding	—	—	—	16,958

(1)          Represents a charge for in-process research and development of $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(2)          Represents the write off of the goodwill allocated to our orthopaedics reporting unit in June 2003 in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(3)          Includes impairment charges of $(7,996)K in September 2003 to write down the assets related to our FocalSeal business and $(2,898)K in June 2003 to write down the carrying value of our cardiothoracic devices manufacturing facility in Fall River, Massachusetts to fair value.

(4)          Represents the estimated net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in June 2003, which we allocated to the Biosurgery division.

(5)          In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Interest expense for the nine months ended September 30, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)          Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(7)          Net income per share on a diluted basis and weighted average shares-diluted for the three and nine months ended September 30, 2004 include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, but exclude:  (i) for the three months ended September 30, 2004, the assumed conversion of our convertible notes; and (ii) for the nine months ended September 30, 2004, the assumed conversion of our convertible notes and debentures because the conditions for conversion in each such period had not been met.

(8)          Net loss per share on a diluted basis and weighted average shares-diluted for the three months ended September 30, 2003 exclude:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock because the effect would be anti-dilutive due to our net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of our convertible debentures because the conditions for conversion had not been met.  Net income per share for the nine months ended September 30, 2003 includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock but excludes the potentially dilutive effect of the assumed conversion of our convertible debentures because the conditions for conversion had not been met.

GENZYME CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30, 2004	December 31, 2003

Cash and all marketable securities (1)	$823,446	$1,227,460
Other current assets	990,570	909,490
Property, plant and equipment, net	1,231,775	1,151,133
Intangibles, net	1,669,358	1,517,791
Other assets	196,116	198,654
Total assets	$4,911,265	$5,004,528

Current liabilities	$526,189	$392,025
Noncurrent liabilities (1)	1,072,245	1,676,091
Stockholders’ equity	3,312,831	2,936,412
Total liabilities and stockholders’ equity	$4,911,265	$5,004,528

(1)          In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Upon redemption, we also recorded a non-cash charge of $5.3 million to interest expense to write off the unamortized debt fees associated with these debentures.